Exhibit 99.1

Atlantic Alliance Partnership Corp. Announces Pricing of $75 Million Initial Public Offering

NEW YORK, APRIL 29, 2015 - Atlantic Alliance Partnership Corp. ("the Company") today announced that it priced its initial public offering of 7,500,000 ordinary shares at $10.00 per share.

The shares are expected to begin trading today on The NASDAQ Capital Market under the symbol "AAPC."

The Company granted the underwriters a 45-day option to acquire 1,125,000 shares to cover over-allotments, if any.

Atlantic Alliance Partnership Corp. is a company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual or control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities.  The Company has not identified any business combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

Citigroup is acting as the sole bookrunner for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on Tuesday, April 28, 2015.  This offering is being made only by means of a prospectus, copies of which may be obtained from:  Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; (tel:800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Contact on Behalf of Atlantic Alliance Partnership Corp.:

Jonathan Mitchell

c/o Atlantic Alliance Partnership Corp.

590 Madison Avenue

New York, NY 10022

(212) 409-2434

jmitchell@aapcacq.com

SOURCE Atlantic Alliance Partnership Corp.